Exhibit 99.1

Asure Software Acquires Legiant, Raises 2012 Guidance

•	$4 million purchase price recognizes high synergy and low 1-time cost ($100,000)
•	Transaction expected to contribute $1 million to EBITDA
•	Increasing 2012 Revenue and EBITDA guidance to $18.0 million and $4.0 million respectively
•	Expect to generate $1/share of free cash flow in 2012

AUSTIN, Texas, (December 14th, 2011) -- Asure Software, Inc. (NASDAQ-CM: ASUR), a leading provider of workforce management software, announced today that it has acquired Legiant, an Austin, Texas-based provider of cloud computing time and attendance software and management services.

On December 14, 2011 Asure entered into an asset purchase agreement to acquire Legiant for $4 million, comprised primarily of $1.2 million cash paid at closing, a $1.8 million seller's note, $0.5 million in assumed debt, $0.25 million in cash acquired as part of the acquisition, and $0.25 million in a short term note due in January, 2012.

	Guidance
	Q4 '11			FY '12
Revenue ($000s)	$3,530 - $3,630			18,000
EBITDA Gain ($000s)	n/a			4,000
Net Earnings Per Share	Positive for Q4 & '11			tba
EBITDA Gain ($000s) excl. 1Time	540	--	630	n/a

“This acquisition fits with our cloud growth strategy via high synergy / low integration risk transactions.” said Pat Goepel, Asure's Chief Executive Officer.  “We are excited to enhance our workforce management solution while utilizing our sizable tax loss asset to create meaningful client and shareholder value.

David Scoglio, Asure’s Chief Financial Officer explained,  “Due to continued strong cash generation, projected at $0.75 million in the fourth quarter, we are pleased to announce the acquisition of Legiant without any additional third party debt.  With the addition of Legiant, Asure is upgrading its guidance for 2012 to $18 million in revenue and $4 million in EBITDA*.  Guidance for the current fourth quarter of 2011 remains unchanged.  Please see the table above and the upcoming 8-K for additional details.”

Steven Rodriguez, Asure’s Chief Operating Officer, added, “Asure Software provides the technology behind the Legiant Timecard product which creates a natural synergy between the two companies. The Legiant mobile solutions are an exciting addition to the Asure time and labor management product suite.”

About Asure Software

Asure Software, Inc. (NASDAQ-CM: ASUR), headquartered in Austin, Texas, offers intuitive and innovative technologies that enable companies of all sizes and complexities to operate more efficiently.  The company ensures a high-performing work environment by integrating its "keep it simple" solutions and expertise to more than 3,500 clients world-wide; Asure Software’s suite of solutions range from time and attendance workforce management solutions to asset optimization and meeting room management.  For more information, please visit www.asuresoftware.com.

Legiant is a reseller of ADI Time based time and attendance solutions that deliver improvements in workforce productivity through a software-as-a-service (SaaS) platform.  The integration of software, hardware and professional services creates a comprehensive suite of time accounting solutions that is easy to use and accessible with a Web browser.

The Asure Software, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=8565

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995:

Statements in this press release regarding Asure's business which are not historical facts are "forward-looking statements" that involve risks and uncertainties. Such risks and uncertainties could cause actual results to differ from those contained in the forward-looking statements.

*Non-GAAP Financial Measures: EBITDA

This press release includes the following financial measures defined as a non-GAAP financial measure by the Securities and Exchange Commission: EBITDA. This supplemental financial measure is not required by GAAP, nor is the presentation of this financial information intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. Management recognizes that non-GAAP financial measures have limitations in that they do not reflect all of the items associated with Asure's earnings results as determined in accordance with GAAP. However, for the reasons described below, management uses this non-GAAP measure to evaluate the performance of Asure's business. Asure's management believes that it is important to provide investors with these same tools, together with reconciliation to GAAP, for evaluating the performance of Asure's business, as it may provide additional insight into Asure's financial results. In addition, this measure is presented because management believes it is frequently used by securities analysts, investors and others in the evaluation of companies.

EBITDA is calculated by adding income taxes, interest expense, depreciation and amortization and stock compensation expense to net earnings, EBITDA is not defined under GAAP and should not be considered in isolation or as a substitute for net earnings and other consolidated earnings data prepared in accordance with GAAP or as a measure of Asure's profitability.